Exhibit 10.13

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

ASSET PURCHASE AGREEMENT

By and between

JOURNEY MEDICAL CORPORATION

and

SUN PHARMACEUTICAL INDUSTRIES, INC.

Dated: December 18, 2020

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated December 18, 2020 (“Effective Date”), is entered into by and between Journey Medical Corporation, a Delaware corporation having its principal place of business at 9237 Via De Ventura Suite 105, Scottsdale, AZ 85258 (the “Buyer”) and Sun Pharmaceutical Industries, Inc, a Delaware corporation, located at [***] (the “Seller”). Buyer and Seller are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller owns and possesses the Transferred Assets (as defined herein).

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller all of Seller’s right, title and interest in the Transferred Assets (as defined herein) with respect to the Territory upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

Article 1
DEFINITIONS

1.a.             As used in this Agreement, the following terms shall have the meanings set forth below:

1.1            “Action or Proceeding” means any action, suit, proceeding, arbitration, court order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

1.2            “Additional Payments” shall have the meaning set for in Section 4.1(c).

1.3            “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person from time to time. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of such Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.4            “Ancillary Agreements” means, other than this Agreement, all other agreements, certificates and documents signed and delivered by any party in connection with this Agreement or the Transactions contemplated hereby.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

1.5            “Assumed Liabilities” shall have the meaning set forth in Section 2.6.

1.6            “Business Day” means a day other than a Saturday, Sunday, bank or other public holiday in the State of New York, USA.

1.7            “CDA” means the Confidentiality Agreement by and between Buyer and Seller entered into on September 06, 2018.

1.8            “Claim Notice” shall have the meaning set forth in Section 7.3(a).

1.9            “Closing” shall have the meaning set forth in Section 3.1.

1.10        “Closing Date” shall have the meaning set forth in Section 3.1.

1.11        “Commercially Reasonable Efforts” shall mean the diligent, good faith efforts, consistent with general practices and standards in the pharmaceutical industry with those used in the pharmaceutical industry of similar size and with similar resources of Buyer, taking into account all scientific, commercial and other relevant factors, would normally use to accomplish a similar objective for its product having similar technical and regulatory factors (including safety and efficacy), similar expected and actual time and cost to commercialize, similar commercial and profit potential, competitive landscape, a similar proprietary position and strategic value, and that is at a similar stage in its product life cycle as the applicable Product, in each case based on existing and reasonably anticipated future conditions. Commercially Reasonable Efforts shall be determined on a market-by-market basis for the Product.

1.12        “Confidential Information” means Confidential Information as defined in the CDA.

1.13        “Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

1.14        “Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer simultaneously with the execution of this Agreement and attached herewith as Schedule 1.14.

1.15        “Encumbrance” means any charge, equitable interest, hypothecation, lien, mortgage, pledge, security interest or other encumbrance of any kind known to Seller prior to the Effective Date.

1.16        “Excluded Liabilities” shall have the meaning set forth in Section 2.7.

1.17        “FDA” means the United States Food and Drug Administration and any successor agency thereto.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

1.18        “FDA Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.19        “GAAP” means general accounting principles in United States of America.

1.20        “Governmental Authority” means (a) any federal, state, regional, county, city, municipal or local government, whether foreign or domestic and (b) any governmental or quasi-governmental authority of any nature, including any regulatory or administrative agency, commission, department, board, bureau, court, tribunal, arbitrator, arbitral body, agency, ministry, branch, official entity or other administrative or regulatory body obtaining authority from any of the foregoing, and (c) any supra-national organization, state, county, city or other political subdivision.

1.21        “Governmental Order” means any order, writ, judgment, citation, injunction, decree, ruling, charge, stipulation, determination or award entered by any Governmental Authority.

1.22        “Indemnified Party” shall have the meaning set forth in Section 7.3(a).

1.23        “Indemnifying Party” shall have the meaning set forth in Section 7.3(a). 1.24

1.24        “Indemnity Claims” shall have the meaning set forth in Section 7.3(a).

1.25        “Intellectual Property” means, (a) all trademarks, service marks, trade dress, logos, and trade names solely and exclusively related to the marketing, distribution, advertising and sale of the Product, which are listed on Schedule 1.25(a), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (the “Assigned Trademarks”); (b) the domain names listed on Schedule 1.25(b) and the digital graphics files supporting such site (the “Assigned Domain Names”); and (c) all Know-How owned or controlled by Seller of any Affiliate thereof solely and exclusively relating to, or necessary for, the manufacture, use, sale, import, development, or commercialization of the Product.

1.26        “Knowledge” means (a) in the case of Seller, the actual knowledge of the applicable Persons set forth on Schedule 1.26(a), and (b) in the case of Buyer, the actual knowledge of Buyer set forth on Schedule 1.26(b).

1.27        “Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, inventions, methods, processes, formulas, instructions, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data, results, and other material, manufacturing procedures, test procedures and purification and isolation techniques (whether or not, in each case, confidential, proprietary or patentable), in written, electronic or any other form.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

1.28        “Laws” means any federal, state, local, foreign or multinational laws, statutes, ordinances, regulations, rules, standards, codes, Governmental Orders, writs, injunctions, decrees, arbitration awards, agency or regulatory requirements or licenses or permits of any kind whatsoever of any Governmental Authority, all as amended from time to time.

1.29        “Liabilities” shall mean, collectively, any debt, obligation, duty, guaranty, claim, loss, damage, deficiency, cost, expense, fees, commitment, obligation, responsibility, or liability of any nature (including such debt, obligation, duty, liability, or the like, that is primary or secondary, direct, absolute or contingent, fixed or otherwise, whether asserted or unasserted, whether accrued or accrued, whether liquidated or unliquidated, whether due or to become due, or known or unknown) regardless of whether such debt, obligation, duty, liability, or the like, would be required to be disclosed on a balance sheet, and regardless of whether such debt, obligation, duty, liability, or the like, is immediately due and payable.

1.30        “Losses” shall mean any and all losses, damages, obligations, liabilities, Taxes, fines, fees, costs, expenses, lost profits, diminution in value, penalties, interest, awards, judgments, claims, demands, actions, suits and settlements of any kind, including attorneys’ and consultants’ fees and expenses and other costs and expenses.

1.31        “Manufacturing and Packaging Assets” shall mean the materials solely and exclusively related to the Product as set forth in Schedule 1.31.

1.32        “Marketing Collateral” shall mean the materials solely and exclusively related to the Product as set forth in Schedule 1.32.

1.33        “Notice Period” shall have the meaning set forth in Section 7.3(b). 1.34

1.34        “Payer” shall have the meaning set forth in Section 6.9.

1.35        “Permitted Encumbrance” means (i) any Encumbrance for Taxes, assessments and other governmental charges that are not yet due and payable, (ii) with respect to licenses, permits or contracts, any restrictions, obligations, limitations or other Encumbrance contained in such license, permit or contract or existing at Law or under the regulatory regime pursuant to which such permit or license is granted that do not materially impair the current use or sale of the Product, or (iii) with respect to the NDA, any restrictions, obligations, limitations or other Encumbrance contained in such NDA or existing at Law or under the regulatory regime pursuant to which such NDA is granted that do not materially impair the current use or sale of the Product.

1.36        “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Authority.

1.37        “Product” means [***] as described in the Product NDA.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

1.38        “Product NDA” the New Drug Applications (as defined in and regulated under the FDA Act) identified as [***] and [***] including all applications therefor, and all amendments, modifications, supplements, submissions, and updates with respect thereto.

1.39        “Purchase Price” shall have the meaning set forth in Section 4.1.

1.40        “Tax” or “Taxes” means any taxes or similar assessments of any kind whatsoever including, but not limited to income, franchise, trade, capital, withholding, payroll, unemployment insurance, social security, gross receipts, sales and use, value added, excise, real property and personal property taxes, together with all interest, penalties and additions imposed with respect to any such taxes.

1.41        “Territory” means the entire world.

1.42        “Third Party” means any Person other than a Party or any of their respective Affiliates.

1.43        “Transferred Assets” shall have the meaning set forth in Section 2.1.

1.44        “Transactions” shall have the meaning set forth in Section 3.2(a).

1.45        “United States” means the United States of America and, for the sake of clarity, the Commonwealth of Puerto Rico.

1.46        “Upfront Payment” shall have the meaning set forth in Section 4.1(b).

1.b.            Interpretation. Unless the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference to any contract or other document or instrument or to any Law is to it as amended and supplemented from time to time through the date of the Closing (and in the case of any Law, to any successor provisions, and to any rules and regulations promulgated thereunder, in effect as of the date of this Agreement), unless the context requires otherwise.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

Article 2
PURCHASE AND SALE OF THE TRANSFERRED ASSETS

2.1            Transfer of Assets. Upon the terms and subject to the conditions set forth herein, in accordance with Section 2.2, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer on an as-is basis, and Buyer hereby purchases from Seller all of Seller’s right, title and interest in and to the following assets with respect to the Territory to the extent existing and controlled by Seller (collectively, the “Transferred Assets”), free and clear of all Encumbrances (except Permitted Encumbrances):

(a)               the Product NDA;

(b)               all Intellectual Property and Manufacturing and Packaging Assets.

2.2            Timing of Transfer of Transferred Asset. The Parties hereby agree and acknowledge that (a) the Intellectual Property and shall be transferred by Seller to Buyer on the Effective Date, (b) the Manufacturing and Packaging Assets as set forth on Schedule 1.31 shall be transferred by Seller to Buyer within ten (10) Business Days of the Effective Date, and (c) the Product NDA shall be transferred by Seller to Buyer on the Closing Date.

2.3            License to Marketing Collateral. Solely to the extent necessary for Buyer to market the Product in the Territory, Seller hereby grants to Buyer a limited, non-exclusive, non-transferable and royalty free license to Seller’s rights in the Marketing Collateral. Upon the terms and subject to the conditions set forth herein, on the Effective Date, Seller shall promptly deliver to Buyer the Marketing Collateral. For the avoidance of doubt, nothing herein shall be construed as a grant or license of any rights to any Seller trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto other than those specifically included in the Transferred Assets.

2.4            Record Retention by Seller. Buyer acknowledges and agrees that Seller may retain for archival purposes and for purposes of complying with the applicable Laws and for legal and regulatory purposes as sellers of pharmaceutical products, one copy of all or any part of the documentation that Seller delivers to Buyer pursuant to Section 2.1.

2.5            Other Assets Excluded. Other than the Transferred Assets set forth in Section 2.1, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller not specifically related to the Product, including but not limited to Seller’s trademarks, trade dress, logos, corporate designs, and the like that are incorporated in the Marketing Collateral and in the digital graphics files forming part of the Intellectual Property, and all such other assets and properties shall be excluded from the Transferred Assets.

2.6            Assumption of Liabilities. Upon the terms and subject to the conditions set forth herein, from and after the Effective Date, Buyer shall assume, be responsible for and pay, and perform and discharge when due, the following Liabilities of Seller (collectively, the “Assumed Liabilities”): (a) all of the Liabilities of Seller that arise out of or are related to the Product and the Intellectual Property and the Transferred Assets for period after the Effective Date, including any commercial and governmental rebates and chargebacks, patient vouchers or coupons granted to managed healthcare organizations, pharmacy benefit managers and Governmental Authorities and their agencies, purchasers and customers; and (b) all of the Liabilities of Seller that arise out of or are related to the Product NDA.

2.7            Non-Assumption of Liabilities. Other than the Assumed Liabilities, neither Buyer nor any of its Affiliates assume or in any way undertake to pay, perform, satisfy or discharge any Liability or other obligation whatsoever of Seller, including, without limitation, any and all Liabilities for Taxes, trade accounts payable and employee benefits occurring prior to the Effective Date (the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities include any and all Liabilities and Actions or Proceedings directly or indirectly involving personal injury or bodily harm arising out of, in connection with or related to events, circumstances and conditions occurring or existing before the Effective Date. Seller will promptly pay and discharge all Excluded Liabilities in the ordinary course of business.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

Article 3
CLOSING & CONDITIONS PRECEDENT

3.1            Closing. The consummation of the purchase and sale of the Transferred Assets contemplated hereby (the “Closing”) will take place on the date of receipt of the Upfront Payment by Seller pursuant to Section 4.1(b) or, if all the conditions set forth in Sections 3.2 are not then satisfied or waived, the first such Business Day thereafter on which they are waived or satisfied (the “Closing Date”). The Closing shall be effective as of 12:01 AM Eastern Standard Time on the Closing Date.

3.2            Conditions to Closing.

(a)               General Conditions. The obligation of the Parties to consummate the transactions contemplated by this Agreement (the “Transactions”) at the Closing is subject to the fulfillment of each of the following conditions prior to or at the Closing (any or all of which may be waived in writing in whole or in part by both Parties):

(i)                 No Actions or Proceedings. No Action or Proceeding has been instituted or threatened prior to or on the Closing Date before any Governmental Authority pertaining to the Transactions, the result of which could prevent or make illegal the consummation of the Transactions.

(ii)              No Governmental Order. There is not in force any Governmental Order by or before any Governmental Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the Transactions.

(b)               Conditions to Seller’s Obligations. The obligation of Seller to consummate the Transactions at the Closing is subject to the fulfillment of each of the following conditions prior to or at the Closing (any or all of which may be waived in writing in whole or in part by Seller):

(i)                 True Representations and Warranties. The representations and warranties of Buyer made in Article 5 of this Agreement shall be true and correct as of the Closing Date. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

(ii)              Delivery of Documents. Buyer has executed and delivered all documents, certificates, instruments and schedules required under Section 3.2(b) to Seller;

(iii)            Officer’s Certificate. Buyer shall have delivered to Seller a certificate dated as of the Closing Date and signed by an authorized officer of Buyer to the effect that the conditions specified in Sections 3.2(b)(i) and (ii) have been satisfied by Buyer; and

(c)               Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions at the Closing is subject to the fulfillment of each of the following conditions prior to or at the Closing (any or all of which may be waived in writing in whole or in part by Buyer):

(i)                 True Representations and Warranties. The representations and warranties of Seller made in Article 5 of this Agreement shall be true and correct as of the Closing Date. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing.

(ii)              Consents. Seller shall have received and delivered to Buyer all Consents as required in order to assign and transfer to Buyer the Transferred Assets;

(iii)            Delivery of Documents. Seller has executed (if applicable) and delivered all documents, certificates, instruments and schedules required under Section 3.2(c) to Buyer; and

(iv)             Officer’s Certificate. Seller shall have delivered to Buyer a certificate dated as of the Closing Date and signed by an authorized officer of Seller to the effect that the conditions specified in Sections 3.2(c)(i) through (iii) have been satisfied by Seller.

3.3            Closing Deliverables. At the Closing, the following shall be delivered:

(a)               Buyer shall deliver to Seller:

(i)                 a letter to the FDA, substantially in the form of Exhibit A attached hereto (the "Buyer FDA Letter"), executed by Buyer, accepting the transfer of the Product NDA to Buyer;

(ii)                a trademark assignment, substantially in the form of Exhibit B attached hereto (the "Trademark Assignment"), executed by Buyer, effecting the assignment and transfer to Buyer of the Assigned Trademarks;

(iii)              a domain name assignment, substantially in the form of Exhibit C attached hereto (the "Domain Assignment"), executed by Buyer, effecting the assignment and transfer to Buyer of the Assigned Domain Names; and

(iv)             the certificate required to be delivered by Buyer under Section 3.2(b) duly executed by an authorized officer of Buyer.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

(b)               Seller shall deliver to Buyer:

(i)                 a letter to the FDA, substantially in the form of Exhibit E attached hereto (the "Seller FDA Letter"), executed by Seller, informing FDA of the transfer of the Product NDA to Buyer;

(ii)              A copy of the Trademark Assignment executed by Seller;

(iii)            A copy of the Domain Name Assignment executed by Seller; and

(iv)             the certificate required to be delivered by Seller under Section 3.2(c) duly executed by an authorized officer of Seller.

Article 4
PRICE & TERMS

4.1            Purchase Price. As consideration for the Transferred Assets, Buyer shall pay to Seller the following (together, the “Purchase Price”) by wire transfer of federal funds pursuant to written instructions delivered by Seller to Buyer:

(a)               Two Hundred Thousand U.S. Dollars (U.S. $200,000) upon execution of the non-binding term sheet between Buyer and Seller, which the Buyer has paid to the Seller;

(b)               One Million Eight Hundred Thousand U.S. Dollars (U.S. $1,800,000) by January 1, 2021 (“Upfront Payment”);

(c)               Additional payments, totaling Two Million U.S. Dollars ($2,000,000) of the amounts set forth below on the dates set forth below (collectively “Additional Payments”):

(i)                 Five Hundred Thousand U.S. Dollars (U.S. $500,000) by April 1, 2021;

(ii)              Five Hundred Thousand U.S. Dollars (U.S. $500,000) by July 1, 2021; and

(iii)            One Million U.S. Dollars (U.S. $1,000,000) by [***].

4.2            Submission of FDA Letter. Buyer shall send Buyer FDA Letter to the FDA, and Seller shall send Seller FDA Letter to the FDA, within ten (10) Business Days after Closing.

4.3            Taxes. Buyer shall be responsible for and pay all Taxes imposed in connection with the transactions provided for in this Agreement (excluding any income tax and capital gains tax on Seller), including without limitation sales taxes, value added taxes, transfer taxes and recording fees, if any, imposed upon the transfer of the Transferred Assets, and any withholding taxes.

4.4            Late Payment. Seller shall be entitled to charge simple interest at the rate of [***] percent ([***]%) per annum, based on a three hundred and sixty-five (365) day year, on any amounts overdue, from the due date for payment until receipt by Seller of the full amount, without prejudice to any other right or remedy of Seller.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

Article 5
REPRESENTATIONS AND WARRANTIES

5.1            Seller’s Warranties. Except as set forth on the Disclosure Schedule, as on the Effective Date and through Closing, Seller represents and warrants to Buyer as follows:

(a)               Organization and Authority. Seller is validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been, and upon execution of each of the Ancillary Agreements, such Ancillary Agreements will have been, duly and validly authorized, executed and delivered by, and constitute the legal, valid and binding obligations of Seller enforceable in accordance with their terms.

(b)               Title. Seller owns and has good and marketable title to the Transferred Assets, free and clear of all Encumbrances except Permitted Encumbrance. There are no adverse claims of ownership to the Transferred Assets and, to Seller’s Knowledge, Seller has not received written notice that any individual or entity has asserted a claim of ownership or right of possession or use in or to any of the Transferred Assets. (i) As of the Effective Date, Buyer will acquire from Seller good and marketable title to the Transferred Assets other than the Product NDA, and (ii) at Closing, Buyer will acquire from Seller good and marketable title to the Product NDA.

(c)               Litigation; Legal Compliance.

(i)                 There is no material Action or Proceeding pending or, to Seller’s Knowledge, threatened, with respect to the Transferred Assets, that affects or, if successful, would affect the validity of this Agreement or any action taken or to be taken by Seller in connection herewith, or which individually or in the aggregate, would materially impair the ability of Seller to perform its obligations hereunder or to consummate the Transactions contemplated by this Agreement or the Ancillary Agreements.

(ii)              Neither Seller nor any officer, employee, agent, contractor or distributor of Seller has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or any similar applicable Law. Neither Seller nor any officer, employee, agent, contractor or distributor of Seller has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar law. No Actions or Proceedings that could reasonably be expected to result in a debarment or exclusion are pending or threatened against Seller or any of its directors, officers, employees or agents. Seller has never been: (i) debarred or (ii) convicted of a crime for which a person can be debarred under Section 306(a) of the Generic Drug Enforcement Act of 1992 (Section 306 (a) or (b)), and Seller has never been and, to Seller’s Knowledge, none of its employees, Affiliates or agents has ever been: (i) threatened to be debarred or (ii) indicted for a crime or otherwise engaged in conduct for which a person can be debarred, under Section 306(a) or (b) of the Generic Drug Enforcement Act of 1992.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

(iii)            Seller has provided to Buyer copies of all written communications to or from any Governmental Authority and associated with the Product, including, without limitation, any written communication to or from the FDA.

(iv)             Seller possesses all material registrations, rights of reference, approvals, licenses, consents, agreements, permits and other authorizations from Governmental Authorities, required by applicable provisions of Laws.

(d)               No Conflicts. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the Transactions contemplated hereby and thereby, will (i) violate any material applicable Laws to which Seller is, or its assets or properties are, subject, (ii) contravene, conflict with or result in a breach or violation of any provision of the charter or bylaws of Seller.

(e)               Brokers and Finders. Seller has not employed any broker, finder, consultant or intermediary in connection with the Transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

(f)                Intellectual Property.

(i)                 Seller exclusively owns the Intellectual Property free and clear of all Encumbrances except Permitted Encumbrances. The Intellectual Property will, as of the Effective Date, be transferred to, and controlled by Buyer on substantially the same terms with which Seller, immediately prior to the Effective Date, owned and controlled such Intellectual Property. To Seller’s Knowledge, (i) Seller has not and is not infringing, misappropriating or otherwise violating (including with respect to the discovery, development, clinical testing, manufacture, distribution, advertising, use, exploitation or sale by Seller of the Product) the rights of any other Person with regard to Seller’s possession or use of any Intellectual Property for its sale of the Product as presently conducted. To Seller’s Knowledge, no other Person has or is infringing, misappropriating or otherwise violating the Intellectual Property. No claims against Seller are pending or, to Seller’s Knowledge, threatened with regard to (i) the control or use of any of the Intellectual Property; or (ii) the validity or enforceability of any Intellectual Property.

(ii)              Schedule 1.25 sets forth, as of the date hereof, a complete and accurate list of all Intellectual Property owned by Seller related to the Product that is being transferred to Buyer. To Seller’s Knowledge, all Intellectual Property owned by Seller that is related to the Product has been duly registered or filed with or issued by each appropriate Governmental Authority in the jurisdiction indicated in Schedule 1.25, all related necessary affidavits of continuing use have been (or, with respect to licenses, to Seller’s Knowledge have been) timely filed, and all related necessary maintenance fees have been (or, with respect to licenses, to Seller’s Knowledge have been) timely paid to continue all such rights in effect.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

(iii)            No Other Representation or Warranties. Except for the representations and warranties contained in this Section 5.1, Seller makes no other express or implied warranty, and Seller hereby disclaims any such warranty or any representation whether by Seller or its respective officers, directors, employees, agents or representatives or any other Person, as to the condition (financial or otherwise), value or quality of the Product or the Transferred Assets, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Seller or any of its officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

5.2            Buyer’s Warranties. Buyer hereby represents and warrants to Seller, as of the Effective Date and through the Closing Date, as follows:

(a)               Organization and Authority of Buyer. Buyer is validly existing and is in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been, and upon execution of each of the Ancillary Agreements, such Ancillary Agreements will have been duly and validly authorized, executed and delivered by, and constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

(b)               Litigation. There are no material Actions or Proceedings pending, or to Buyer’s Knowledge, threatened or anticipated, that questions the validity of this Agreement or any action taken or to be taken by Buyer in connection herewith, or which individually or in the aggregate, would materially impair the ability of Buyer to perform its obligations hereunder or to consummate the Transactions contemplated by this Agreement or the Ancillary Agreements.

(c)               Legal Compliance. Buyer possesses all material registrations, rights of reference, approvals, licenses, consents, agreements, permits and other authorizations from Governmental Authorities, required by applicable provisions of Laws.

(d)               Buyer has and will have at Closing cash, and during the Term of this Agreement, cash available sufficient to pay the Upfront Payment and Additional Payments.

(e)               No Conflicts. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements, nor the consummation of the Transactions contemplated hereby and thereby, will (i) violate any material applicable Laws to which Buyer is, or its assets or properties are, subject, (ii) contravene, conflict with or result in a breach or violation of any provision of the charter or bylaws of Buyer, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any material notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the Transactions contemplated by this Agreement or the Ancillary Agreements. There is no proceeding pending or, to the Knowledge of Buyer, threatened against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions contemplated by this Agreement or the Ancillary Agreements.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

(f)                Independent Investigation. Buyer has conducted its own independent investigation, due diligence, review and analysis of the business, operations, assets (including contracts), liabilities, results of operations, financial condition, software, technology and prospects of the business related to the Product, which investigation, review and analysis were undertaken by Buyer and its Affiliates and representatives.

(g)               Brokers and Finders. Buyer has not employed any broker, finder, consultant or intermediary in connection with the Transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

5.3            Non-Reliance. Buyer agrees and acknowledges that Buyer has relied solely on the representations and warranties set forth in Section 5.1 and except for the representations and warranties expressly set forth in Section 5.1, as modified by the Disclosure Schedule and any certificate delivered by or on behalf of Seller hereunder, neither Seller nor any of its shareholders, trustees, Affiliates or representatives or any other Person, has made or is making any other representations or warranties, promises, covenants, agreements or guaranties, statutory, common law or otherwise, of any nature, oral or written, past, present or future, including any other representations or warranties, express or implied, with respect to, and Buyer have not relied upon, the accuracy or completeness of any other information, provided, or made available by, Seller or any of its representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the Transactions contemplated hereby.

Article 6
COVENANTS

6.1            Obligations of the Parties Prior to Closing. Seller will not prior to the Closing Date (a) incur any material liability outside the ordinary course of business with respect to the Transferred Assets, or (b) create any Encumbrance on any of the Transferred Assets.

6.2            Non-Competition. The Parties hereto agree and acknowledge that the provisions of this Agreement shall not be construed to limit or restrict in any manner the rights of Seller or any of its Affiliates to develop, manufacture, use, sell or commercialize in any manner the Product in a generic or other formulation, either in the Territory or outside of the Territory; provided, however, that for a period of ten (10) years commencing on the Effective Date, Seller shall not manufacture or commercialize any product containing the same active ingredient and in the same dosage and form as that of the Product. Should any part or provision of this Section 6.2 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability will not render invalid, void, or unenforceable any other part or provision of this Agreement. The Parties further agree that if any portion of this Section 6.2 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other provisions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms will be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms, and any court of competent jurisdiction shall enforce this Section 6.2 as so modified to the maximum extent allowed by Law.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

6.3            Standards of Quality. Buyer agrees to comply with applicable Laws in the Territory in the marketing, sale, and distribution of Product.

6.4            Post-Effective Date Agreements. For the period commencing on the Effective Date and ending at the Closing, Seller covenants and agrees with Buyer as follows with respect to the Product NDA:

(a)               the Product NDA will be maintained in full force and effect;

(b)               no amendment or other modification to the Product NDA will be made without prior written approval of Buyer;

(c)               Seller will not authorize any Third Party to sell any products under the Product NDA;

(d)               Seller will not authorize any Third Party to make reference to the Product NDA, file any new drug application or other application for marketing authorization that makes reference to the Product NDA, or launch any authorized generic under the Product NDA;

(e)               Seller will maintain the confidentiality of any confidential sections of the Product NDA;

(f)                Seller will comply with all applicable FDA regulations and applicable Law in connection with any matters related to the Product NDA;

(g)               Seller will promptly notify Buyer of any correspondence from FDA or any other Governmental Authority concerning the Product NDA;

(h)               Seller will not file any submission or deliver any correspondence concerning the Product NDA to FDA or any other Government Authority without the written consent of Buyer;

(i)                 Seller will not assign or otherwise modify or transfer title of the Product NDA except as expressly provided for herein or approved in writing by Buyer;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

(j)                 Seller will not create, cause to be created, or consent to or allow to be created, any Encumbrance over the Product NDA; and

(k)               Seller will not take any other action that would or could reasonably be expected to inhibit or delay transfer of the Product NDA to Buyer pursuant to Section 3.3(b).

Notwithstanding anything contained herein, Seller shall not be held responsible for occurrence of any event with respect to the Product NDA due to the acts or omissions of Buyer.

6.5            Reasonable Efforts of the Parties. Seller and Buyer shall each use its respective Commercially Reasonable Efforts to cause all of the conditions to the obligations of the other to consummate the Transactions contemplated hereby to be met as soon as practicable after the date of this Agreement and to do, or cause to be done, all things necessary to consummate the Transactions contemplated hereby.

6.6            Registrations and Filings. (a) Without prejudice to applicable Laws in the Territory that may exclude this possibility, from and after the Closing, Buyer shall take the lead in coordinating the Product NDA transfers. Buyer shall file, or shall cause its Affiliate or designee to file, or, if required by applicable Laws, Seller, its Affiliate or designee shall file, applications for the transfer of the Product NDA in the Territory. (b) For the avoidance of doubt, Seller does not warrant and shall not be responsible for the successful transfer, maintenance or renewal of the Product NDA after the Closing Date and shall not be obligated to launch the Product in the Territory where it has not been launched before Closing.

6.7            Prescription Drug User Fee Act. Following the Effective Date, Buyer shall assume and have responsibility for fees or charges associated with the Product due and payable to the FDA after the Effective Date pursuant to the Prescription Drug User Fee Act, and any reauthorization thereto. Seller shall retain full responsibility and liability for all fees or charges due and payable to the FDA on or prior to the Effective Date.

6.8            Confidentiality.

(a)               Seller undertakes with Buyer, and Buyer undertakes with Seller to keep confidential (except as expressly provided in this Agreement) at all times after the date of this Agreement, and not directly or indirectly reveal, disclose or use for its own or any other purposes, any Confidential Information received or obtained as a result of entering into or performing, or supplied by or on behalf of a Party in the negotiations leading to, this Agreement and which relates to: (i) the negotiations relating to this Agreement; or (ii) the subject matter and/or provisions of this Agreement, subject to Section 6.8(b) below.

(b)               The prohibition in Section 6.8(a) does not apply if: (i) the information was in the public domain before it was furnished to the relevant Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of a breach by that Party of this Section 6.8 or any written or confidentiality agreement under which such Party is bound; (ii) disclosure is necessary in order to comply with applicable legislation, regulatory requirements, legal process, or stock exchange rules, provided that any such information disclosable pursuant to this Section 6.8(b) shall be disclosed only to the extent required by Laws and (unless such consultation is prohibited by Laws or is not reasonably practicable) only after consultation with Buyer or Seller (as the case may be) or (iii) Buyer is contemplating the sale, assignment, conveyance or other transfer to a Third Party of all or substantially all of its rights, title and interest in and to the Product, provided that Buyer shall have entered into a confidentiality agreement with such Third Party no less restrictive than this Section 6.8.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

(c)               The provisions of the CDA are hereby incorporated herein and shall remain binding and in full force and effect; provided, however, that all obligations of Buyer under the CDA with respect to each of the Transferred Assets shall terminate as of the date of transfer of such Transferred Asset to Buyer pursuant to the terms of this Agreement. Except as otherwise provided herein or in the Ancillary Agreements, Seller shall, and shall cause its Representatives to, treat after the date hereof as strictly confidential all nonpublic, confidential or proprietary information concerning the Transferred Assets, and Seller shall not, after the date hereof, use such information to the detriment of the Buyer.

(d)               The Parties further agree that release of any Confidential Information, whether directly or indirectly, would cause irreparable injury to the non-disclosing Party and that the Party whose Confidential Information has been or is being disclosed in violation of this Section 6.8 will, in addition to any other rights and remedies the non-disclosing Party may have at law or in equity, will be entitled to seek an injunction enjoining and restraining the non-disclosing Party from violating or threatening to breach this Section 6.8.

6.9            Commercial Payer and Government Utilization Rebates. After the Closing Date, Seller will notify all commercial payers and Governmental Authorities listed on Exhibit D (collectively, the “Payers”) about the Transactions contemplated by this Agreement and instruct the Payers to send all invoices and chargebacks to Buyer after the Closing Date. Seller will assist with Buyer and facilitate the administration of those Product rebate invoices and chargebacks received by Seller, if any, within three (3) months after the Closing Date. Seller shall notify all Payers to remove Product from each respective agreement, effective as of the Closing Date..

6.10        Further Assurances. Seller and Buyer, agree that subsequent to the Closing Date, at the request of the other Party, they will execute and deliver, or cause to be delivered, to the other Party, such further instruments and take such other action as may be reasonably necessary to carry out the Transactions contemplated by this Agreement.

6.11        Costs and Expenses. Except as otherwise expressly provided herein, the Parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the Transactions contemplated hereby, including assistance reasonably requested in consummating such Transactions.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

Article 7

INDEMNIFICATION AND INSURANCE

7.1            Indemnification by Seller. From and after the Closing Date, Seller shall defend, indemnify and hold harmless Buyer, its Affiliates, officers, directors, employees, and agents, against and in respect of any and all Losses, resulting or arising from or otherwise relating to:

(a)               any breach by Seller of any covenant, representation or warranty of Seller contained in this Agreement or any Ancillary Agreements; and

(b)               any Excluded Liabilities.

7.2            Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its Affiliates, officers, directors, employees, and agents, against and in respect of any and all Losses resulting or arising from or otherwise relating to:

(a)               any breach by Buyer of any covenant, representation or warranty contained in this Agreement or any Ancillary Agreements;

(b)               Any Assumed Liabilities;

(c)               use of the Marketing Collateral by Buyer after the Closing Date; and

(d)               any negligent or intentional act committed by Buyer or its employees or agents that caused injury to a person or damage to property, or failed to comply with any applicable law, statute, regulation or ordinance.

7.3            Method of Asserting Claims.

(a)               All claims for indemnification (“Indemnity Claims”) by any indemnified Party or a Party with respect to any other claim under or with respect to this Agreement or any Ancillary Agreements (the “Indemnified Party”) hereunder shall be asserted and resolved as set forth in this Section 7.3. In the event that any written claim or demand for which a Party (the “Indemnifying Party”) would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party, such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”). All indemnity claims by any Indemnified Party that do not involve Third Party claims shall be communicated via a Claim Notice to the other Party promptly following discovery of such claim.

(b)               The Indemnifying Party shall have fifteen (15) days from the delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such expenses shall be a liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article 8. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the claim within such fifteen (15)-day period, the Indemnified Party may assume the defense thereof and the reasonable fees and disbursements of counsel for the Indemnified Party shall be deemed Losses hereunder, subject to the limitations set forth in this Article 8.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

(c)               In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any Third Party claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including without limitation, attorney’s fees and court costs) actually incurred by the Indemnifying Party in its defense of the Third Party claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

(d)               The Indemnified Party shall not settle a claim or demand without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party may settle any claim or demand for monetary damages; it being understood that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would substantially restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof.

(e)               To the extent the Indemnifying Party shall control or participate in the defense or settlement of any Third Party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party.

(f)                The controlling party, in either case, shall select counsel, contractors, experts and consultants of recognized standing and competence, shall take reasonable steps necessary in the investigation, defense or settlement thereof, and shall diligently and promptly pursue the resolution thereof.

(g)               Any notice of a claim by reason of any of the warranties or covenants contained in this Agreement shall state specifically the warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnifying Party by reason of the claim.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

7.4            Survival. The covenants and agreements of the Parties shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue for the applicable statute of limitations.

7.5            DAMAGES LIMITATION. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY, DIRECTOR, OFFICER, EMPLOYEE, AFFILIATE OR ADVISOR OF ANY OF THE FOREGOING, SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY DAMAGES ASSOCIATED WITH ANY LOST PROFITS OR LOST OPPORTUNITIES OF SUCH OTHER PERSON (INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION) RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY.

7.6            Limitation of Liability of Seller. Notwithstanding the foregoing, except for Losses directly or indirectly related to, incurred in connection with or as a result of fraud, intentional misconduct or willful breach, the maximum amount of indemnifiable Losses which may be recovered cumulatively from Seller arising out of or resulting from the indemnity obligations set forth in Section 7.1(a) shall be an amount equal to [***].

7.7            Cooperation. The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify another Party hereunder, including by making Commercially Reasonably Efforts to mitigate or resolve any such claim or liability.

7.8            Manufacturing. Seller shall reasonably cooperate with Buyer with respect to transitioning manufacturing services to Buyer. In case of a third party manufacturer, the Seller will reasonable support such third party manufacturer with respect to the transitioning manufacturing services. Seller shall not manufacture or have manufactured the Product following the date hereof, including any orders of Product placed prior to the date hereof.

Article 8
TERMINATION

8.1            Right to Terminate for Breach. Prior to the Closing, either Party may terminate this Agreement immediately by written notice to the other Party if the other Party materially breaches any terms and conditions and covenants under this Agreement, including default of payment obligations, or a failure to execute the Trademark Transfer Agreement (in consistent with the form under Exhibit B) and the Domain Name Transfer Agreement (in consistent with the form under Exhibit C) on the Effective Date, which breach remains uncured for thirty (30) Business Days measured from the date written notice of such breach is given to the breaching Party, which notice shall specify the nature of the breach and demand its cure.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

8.2            Post Termination. In the event of termination of this Agreement under Section 8.1, (i) the Transferred Assets (including without limitation, any Confidential Information) shall be returned to the Seller without any demur, delay or protest; and (ii) subject to Section 8.2 (i) and those obligations that shall survive the termination (such as confidentiality obligations), Buyer shall be relieved of any further obligations to Seller pursuant to this Agreement and shall have the right to seek appropriate remedies as may be available to the Buyer under law or equity. Buyer shall perform all required measures at having the return to the Seller the Intellectual Property. In the event that the Buyer fails to return the Transferred Assets to the Seller, the Seller shall have the right to seek appropriate remedies as may be available with the Seller under law or equity.

8.3            Buyer Breach after Closing. In the event that the Buyer materially breaches post-Closing covenants under this Agreement, which breach remains uncured for thirty (30) Business Days measured from the date written notice of such breach is given to the breaching Party, which notice shall specify the nature of the breach and demand its cure, including, without limitation, the Additional Payments under Section 4.1(c), the Buyer shall return the Product NDA (including without limitation, approval of all necessary filing of all relevant documents with the Government Authority in the Territory in order to transfer the Product NDA to the Seller) to the Seller without consideration or refund of any payment that was received by the Seller prior to the return.

Article 9
MISCELLANEOUS

9.1            Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon delivery by personal delivery, (b) upon delivery by a nationally-recognized overnight courier service, or (c) three days after mailing, if mailed, certified or registered mail (return receipt requested), postage prepaid, each to the other Party at the following address (or at such other address as shall be given in writing by any Party to the other in accordance with these provisions):

If to Buyer, to:

Journey Medical Corporation

9237 Via De Ventura Suite 105

Scottsdale, AZ 85258

[***] (President and CEO)

[***]

With a copy to:

Journey Medical Corporation

9237 Via De Ventura Suite 105

Scottsdale, AZ 85258

[***] (General Counsel)

[***]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

If to Seller to:

Sun Pharmaceutical Industries, Inc.

[***]

With a copy to:

Sun Pharmaceutical Industries, Inc.

[***]

or to such other Person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (a) on the date on which so hand delivered and (b) on the third Business Day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof.

9.2            Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreements, the provisions of this Agreement shall prevail.

9.3            Assignability; Successors and Assigns. Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be assigned by any Party without the prior written consent of the other Party, provided that a Party may assign its rights and obligations under this Agreement, without the prior written consent of the other party, to an Affiliate or to a successor of the assigning party by reason of merger, sale of all or substantially all of its assets or any similar transaction. Any attempted assignment or delegation in contravention hereof shall be null and void. Subject to the foregoing, this Agreement and all rights and powers granted and obligations created hereby will bind and inure to the benefit of the Parties hereto and their respective successors and assigns.

9.4            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state and subject to Section 9.5, the courts in the State of New York shall have exclusive jurisdiction.

9.5            Dispute Resolution. In the event of any dispute arising out of or in connection with this Agreement, the dispute shall be settled by arbitration in accordance with American Arbitration Association and its rules which are deemed to be incorporated by reference to this section, for the time being in force. The arbitral tribunal shall consist of a sole arbitrator appointed in accordance with the said rules. The seat of arbitration shall be New York and the language of the arbitration shall be English. The award rendered by the sole arbitrator shall be final and binding and enforceable in any court of competent jurisdiction.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

9.6            Headings. The headings preceding the text of the Sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. All words used in this Agreement will be construed to be of such gender or number as the context may require.

9.7            Amendment and Waiver. The Parties may by mutual written agreement amend this Agreement in any respect, and any Party, as to such Party, may (a) extend the time for the performance of any of the obligations of any other Party, and (b) waive (i) any inaccuracies in warranties by any other Party, (ii) compliance by any other Party with any of the agreements contained herein and performance of any obligations by such other Party, and (iii) the fulfillment of any condition that is precedent to the performance by such Party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by both Parties.

9.8            Entire Agreement. This Agreement, together with the Ancillary Agreements, shall constitute the entire understanding and agreement between the Parties to it in relation to the subject matter of this Agreement and shall together supersede all previous agreements between the Parties in relation to the same subject matter. It is further agreed that neither Party has entered into this Agreement in reliance upon any warranty or undertaking of the other Party which is not expressly set out or referred to in this Agreement.

9.9            Incorporation of Schedules. All Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

9.10        Press Release. Neither Party shall issue any press release, trade announcement or make any other public announcement with regard to the Transactions contemplated by this Agreement without the other Party’s prior written consent, which shall not be unreasonably withheld. This restriction shall not apply to announcements required by any Government Authority. However, in such event the Parties shall, to the extent reasonably practicable, coordinate the wording of any such announcements. To the extent any Party is required to file a copy of this Agreement or any Ancillary Agreement as an exhibit to any filings with, or otherwise publicly disclose the terms hereof or thereof to, the Governmental Authority, the Parties will coordinate in advance on the form of redacted version of this Agreement or applicable Ancillary Agreement or the terms to be so filed or disclosed and permit the other Party to provide comments and take such comments into account in good faith prior to making such filing.

9.11        No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Person or entity other than the Parties signatory hereto any interest or rights (including, without limitation, any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

9.12        Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

9.13        Severability. Each of the agreements, undertakings, covenants, warranties, indemnities and other obligations of the Parties entered pursuant to this Agreement are considered reasonable by the Parties hereto. If any provision of this Agreement, an Ancillary Agreement, or any part thereof is held void or unenforceable or in conflict with the laws of any relevant jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement or Ancillary Agreement, as applicable, so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.14        Relationship. The relationship between the parties is that of independent contractor. Nothing in this Agreement shall be construed as creating a relationship of a joint venture, partners, employer-employee, or agent. Neither party has the authority to create any obligations for the other, or to bind the other to any representation or document.

9.15        Counterparts. This Agreement may be executed in two counterparts, each of which shall for all purposes be deemed to be an original and both of which shall, when taken together, constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

(Signatures appear on the following page)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement of the Effective Date.

JOURNEY MEDICAL CORPORATION

By:	/s/ Claude Maraoui
Name: Claude Maraoui
Title: President and CEO

SUN PHARMACEUTICAL INDUSTRIES, INC.

By:	/s/ Abhay Gandhi
Name: Abhay Ganddhi
Title: CEO- North America

Marketing Collateral	Schedule 1.32 1